Exhibit 99
Titan International Announces 2016 Fourth Quarter and Year-End Results

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
March 15, 2017

Contact: Todd Shoot, VP, Treasury & Investor Relations
todd.shoot@titan-intl.com; 217-221-4416

Fourth quarter summary:

•	Net sales for the fourth quarter of 2016 were $307.3 million compared to $307.8 million for the fourth quarter of 2015.

•	Gross profit for the fourth quarter of 2016 was $32.5 million, or 10.6 percent of net sales, compared to $17.8 million for the fourth quarter of 2015, or 5.8 percent of net sales.

•	2016 fourth quarter loss from operations was $(9.1) million compared to $(18.2) million for the fourth quarter of 2015.

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Basic and fully-diluted earnings per share for the fourth quarter of 2016 were $(0.26), compared to basic and fully-diluted earnings per share of $(1.07) for the fourth quarter of 2015. Basic and fully-diluted earnings per share on an adjusted basis (see Appendix attached) for the fourth quarter of 2016 were $(0.24), compared to adjusted basic and fully-diluted earnings per share of $(0.38) for the fourth quarter of 2015.

Full year summary:

•	Net sales for the full year ended December, 31 2016, were $1,265.5 million, down 9.3 percent compared to $1,394.8 million in 2015.

•	Gross profit was $142.5 million, or 11.3 percent of net sales, for the year ended December 31, 2016, compared to $137.8 million, or 9.9 percent of net sales, for the year ended December 31, 2015.

•	Loss from operations was $(21.3) million, or (1.7) percent of net sales, for full year 2016 compared to $(24.3) million, or (1.8) percent of net sales, for 2015.

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Basic and fully-diluted earnings per share for the full year 2016 were $(0.81), compared to basic and fully-diluted earnings per share of $(1.74) for 2015. Adjusted basic and fully-diluted earnings per share for the full year 2016 were $(0.63), compared to adjusted basic and fully-diluted earnings per share of $(0.13) for 2015.

Statements of Titan Chairman and Titan President and Chief Executive Officer:
Maurice Taylor, Titan Chairman, commented, “Titan has a new management team, headed by President and CEO, Paul Reitz, which understands what needs to be done to continue our improvements and we are moving ahead to make this happen. At the beginning of 2016, our management team discussed with the Board of Directors certain assets that Titan could consider for potential sale. These assets included our facility in Brownsville, Texas, our recently established business involving Titan Tire Reclamation Corporation (TTRC) in the oil sands, and our Italtractor ITM S.p.A. (ITM) undercarriage business, initially considered in connection with an unsolicited inquiry from a potential purchaser. At that time, Titan's management believed we could receive more than an aggregate of $250 million for these assets.

“The appraisal for the Brownsville facility came in at the value expected and the 750,000 square feet of the facility under lease to third parties is generating approximately $2 million annually in rental revenue. TTRC is progressing in the oil sands and we expect that TTRC's operations will add to both our sales and bottom line.
“As previously announced, a special committee of Titan's Board of Directors (Special Committee), formed for the purpose of evaluating a potential sale of ITM, engaged Goldman Sachs to serve as a financial advisor in connection with a potential sale of our ITM business. Goldman Sachs contacted potential buyers and Titan received seven formal bids from these potential buyers.

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The formal bids were within the range previously guided of more than 100 million euro. Meanwhile, as the sales process continued during 2016, ITM grew its revenue and EBITDA, as compared to 2015, while facing a down market and pressure on the euro. These improving fundamentals within ITM's business, as well as the Board of Directors' confidence in the ongoing business model, has resulted in our decision to end the formal sales process for ITM. The Special Committee, with the recommendation of Goldman Sachs, determined that selling ITM was not in the best interest of Titan and its shareholders at this time. However, Titan will continue to evaluate other possible strategic alternatives relating to ITM that would be beneficial to Titan's shareholders.
“Also, as previously announced, in January 2017, holders of a substantial majority of Titan’s 5.625 percent convertible senior subordinated notes converted their notes into Titan stock, with more than $58 million moving from debt to equity on our balance sheet.
“In connection with our 2016 third quarter earnings release, I stated that I thought we had reached the bottom on revenue. I continue to believe this is correct and that 2017 will demonstrate this. We believe that there are many opportunities ahead and our team is excited about what Titan has in front of us this next year. I’m personally excited about the next few years, because we have gone through very tough times over the last four years and we believe we are stronger as a result. As you know, I enjoy visiting our customers and am encouraged by what I am hearing from them concerning our products, especially the LSW® line.
"Titan has stated previously that the LSW tire and wheel volume is growing. During the farm shows this winter, our entire sales team has experienced the overwhelming interest from farmers coming into the Titan booth and asking where they can buy LSW assemblies for their equipment. I believe in 2017, Titan will accelerate the positive growth for LSW tires and wheels now that farmers are more aware of the increase in their yield per acre as a result of less soil compaction from LSW tires. I believe this will not only be meaningful in the United States, but in South America as well. Titan’s facility in São Paulo, Brazil is scheduled to begin production of both LSW tires and wheels during the third quarter of 2017. Titan will invest resources in both South America and Russia promoting Titan's LSW products within these growing markets. I anticipate that Brazil's ag economy could be up 15-20 percent during 2017, which should be great for LSW tires and wheels. In addition, Titan is focused on the expansion of our LSW products within the earthmoving/construction segment which will have a positive impact for Titan. With all these positives around LSW, I feel very confident that Titan will grow better than ever.”
Paul Reitz, Titan President and CEO, commented further, “Although sales have continued to decline from our peak of $2.2 billion in 2013 to the current level of approximately $1.3 billion, we continue to be encouraged by the operating progress we have made. Fourth quarter 2016 sales of $307.3 million were actually higher than third quarter sales and relatively flat as compared to the $307.8 million in fourth quarter 2015. Despite similar sales levels in the fourth quarter relative to the fourth quarter of 2015, we increased gross profit by nearly $15 million and improved our gross margin percentage by almost 83 percent to 10.6 percent.
"The collective bargaining agreements with three separate United Steel Workers (“USW”) locals have expired. Union employees at the impacted facilities have been working without an agreement while Titan and the USW continue negotiations toward a new contract.
"We understand that, at the beginning of 2016, there were concerns regarding Titan’s liquidity. With our 2016 operating performance, as well as the recent convertible debt conversion and maturity, we believe that much of that concern has been addressed. Notwithstanding the improvement in our numbers, we realize we have more to do."

Financial summary:
Net sales: Titan recorded net sales of $307.3 million for the fourth quarter of 2016, compared to fourth quarter 2015 net sales of $307.8 million. For the year, net sales for 2016 were $1,265.5 million, compared to $1,394.8 million in 2015, a decrease of 9 percent. Net sales for 2016 declined across all reported segments relative to 2015. Sales volume was down 5 percent as both the agriculture and earthmoving/construction segments remained in cyclical downturns. The consumer segment was affected by the Company's exit from various low-margin supply agreements and declines in high-speed brake sales to China. Unfavorable currency translation affected sales by 2 percent and sales decreased an additional 2 percent due to a reduction in price/mix.

Gross profit: Gross profit for the fourth quarter of 2016 was $32.5 million, or 10.6 percent of net sales, compared to $17.8 million, or 5.8 percent of net sales, for the fourth quarter of 2015. Gross profit for the year 2016 was $142.5 million, or 11.3 percent of net sales, compared to $137.8 million, or 9.9 percent of net sales, for 2015. Even as sales continued to decline in

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2016, gross margin improved as a result of the Company's continued implementation of the Business Improvement Framework, which began in 2014. Gross margin in 2016 improved to 11.3 percent compared to 9.9 percent in 2015 as initiatives established under the Business Improvement Framework helped to drive increased productivity, reduce expenditures, lower material costs, improve quality, lower warranty costs, and optimize price.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the fourth quarter of 2016 were $37.3 million, or 12.1 percent of net sales, compared to $31.4 million, or 10.2 percent of net sales, for the comparable quarter of 2015. SG&A expenses for the year ended December 31, 2016, were $145.0 million, or 11.5 percent of net sales, compared to $140.4 million, or 10.1 percent of net sales, for 2015. The increase in SG&A expenses was primarily driven by continued legal fees in support of anti-dumping and circumvention of duties litigation, focused marketing expenditures to support LSW development, and higher incentive compensation as a result of improving profitability.

Research and development expenses: Research and development (R&D) expenses for the fourth quarter of 2016 were $2.2 million, or 0.7 percent of net sales, compared to $2.3 million, or 0.8 percent of net sales, for the comparable quarter of 2015. R&D expenses for the year ended December 31, 2016, were $10.0 million, or 0.8 percent of net sales, compared to $11.2 million, or 0.8 percent of net sales, for 2015.

Royalty expense: Royalty expenses for the fourth quarter of 2016 were $2.2 million, or 0.7 percent of net sales, compared to $2.3 million, or 0.7 percent of net sales, for the comparable quarter of 2015. Royalty expenses for the year ended December 31, 2016, were $8.9 million, or 0.7 percent of net sales, compared to $10.5 million, or 0.8 percent of net sales, for 2015.

Loss from operations: Loss from operations for the fourth quarter of 2016 was $(9.1) million, or (3.0) percent of net sales, compared to $(18.2) million, or (5.9) percent of net sales, in the comparable quarter of 2015. Loss from operations for the year ended December 31, 2016, was $(21.3) million, or (1.7) percent of net sales, compared to $(24.3) million, or (1.8) percent of net sales, in 2015.

Interest expense: Interest expense was $7.3 million and $8.3 million for the quarters ended December 31, 2016 and 2015, respectively. Interest expense for the year 2016 was $32.5 million, compared to $34.0 million in 2015.

Foreign exchange gain (loss): Foreign currency gain was $1.1 million for the quarter ended December 31, 2016, compared to a gain of $1.0 million for the quarter ended December 31, 2015. Foreign currency gain was $8.6 million for the year ended December 31, 2016, compared to a loss of $(4.8) million for the year ended December 31, 2015. The strength of the U.S. dollar was mixed in 2016 across currencies for jurisdictions in which Titan operates, while it was predominately strong relative to such other currencies in 2015.

Provision (benefit) for income taxes: The Company recorded tax expense for income taxes of $3.3 million in 2016, as compared to income tax expense of $38.3 million in 2015.  The Company's effective tax rate was (10) percent in 2016 and (74) percent in 2015. The Company’s 2016 income tax expense and rate differ from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of an increase in the valuation allowance against deferred tax assets partially offset by tax rates in foreign jurisdictions where the statutory rate is less than 35%. The Company's 2015 income tax expense and rate differ from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of a foreign exchange loss upon the outbound transfer of Brazil assets for U.S. tax purposes (check the box election) offset by an increase in the valuation allowance against deferred tax assets.

Earnings per share: For the quarters ended December 31, 2016 and 2015, basic and diluted earnings per share were $(0.26) and $(1.07), respectively. For the years ended December 31, 2016 and 2015, basic and diluted earnings per share were $(0.81) and $(1.74), respectively.

On an adjusted basis (see Appendix attached), basic and diluted earnings per share for the quarters ended December 31, 2016 and 2015, were $(0.24) and $(0.38), respectively. For the years ended December 31, 2016 and 2015, adjusted basic and diluted earnings per share were $(0.63) and $(0.13), respectively.

Warranty expense: The provision for warranty liability was $7.5 million at December 31, 2016, or 0.6 percent of net sales, compared to $9.7 million at December 31, 2015, or 0.7 percent of net sales.

Capital expenditures: Titan’s capital expenditures were $11.1 million for the fourth quarter of 2016 and $13.2 million for the fourth quarter of 2015. Capital expenditures were $41.9 million for the full year ended December 31, 2016, compared to $48.4 million for 2015.

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Debt balance: Total long-term debt balance was $408.8 million at December 31, 2016, compared to $475.4 million at December 31, 2015. Short-term debt balance was $97.4 million at December 31, 2016, and $31.2 million at December 31, 2015. Net debt (total debt less cash and cash equivalents less short-term certificates of deposit) was $308.3 million at December 31, 2016, compared to $306.5 million at December 31, 2015.

Equity balance: The Company’s equity was $289.9 million at December 31, 2016, compared to $344.7 million at December 31, 2015.

Fourth quarter conference call:
Titan will be hosting a conference call and webcast for the fourth quarter earnings announcement at 9 a.m. Eastern Time on Wednesday, March 15, 2017. To participate in the conference call, dial (888) 347-5307 five minutes prior to the scheduled time. International callers dial (412) 902-4283; Canada (855) 669-9657. The call will be webcast live and can be accessed at www.titan-intl.com within the “Investor Relations” page under the “Webcasts & Events” section.

For those unable to participate on the call in real-time, a replay of the conference call will be available within the “Investor Relations” page under the “Webcast & Events” section on our website soon after the conference call ends.

Safe harbor statement:
This press release contains forward-looking statements, which statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, risks detailed in Titan International, Inc.’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

Company description:
Titan International Inc. (NYSE: TWI), a holding Company, owns subsidiaries that supply wheels, tires, assemblies, and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction, and consumer (including all-terrain vehicles) applications.

Contact: Todd Shoot, Treasurer / VP, Investor Relations (217) 221-4416

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$307,294	$307,809	$1,265,497	$1,394,771
Cost of sales	274,751	290,000	1,123,015	1,256,962
Gross profit	32,543	17,809	142,482	137,809
Selling, general and administrative expenses	37,276	31,359	144,988	140,393
Research and development expenses	2,181	2,315	9,971	11,162
Royalty expense	2,168	2,292	8,856	10,533
Loss from operations	(9,082)	(18,157)	(21,333)	(24,279)
Interest expense	(7,331)	(8,345)	(32,539)	(34,032)
Foreign exchange gain (loss)	1,147	962	8,550	(4,758)
Other income	1,934	4,732	12,466	11,063
Loss before income taxes	(13,332)	(20,808)	(32,856)	(52,006)
Provision for income taxes	703	35,087	3,281	38,281
Net loss	(14,035)	(55,895)	(36,137)	(90,287)
Net loss attributable to noncontrolling interests	(1,051)	(4,735)	(2,150)	(14,654)
Net loss attributable to Titan	(12,984)	(51,160)	(33,987)	(75,633)
Redemption value adjustment	(1,081)	(6,267)	(9,556)	(17,668)
Net loss applicable to common shareholders	$(14,065)	$(57,427)	$(43,543)	$(93,301)

Earnings per common share:
Basic	$(0.26)	$(1.07)	$(0.81)	$(1.74)
Diluted	(0.26)	(1.07)	(0.81)	(1.74)
Average common shares and equivalents outstanding:
Basic	53,978	53,729	53,916	53,696
Diluted	53,978	53,729	53,916	53,696

Dividends declared per common share:	$.005	$.005	$.02	$.02

Segment Information (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
Revenues from external customers	2016	2015	2016	2015
Agricultural	$145,216	$142,607	$583,324	$651,804
Earthmoving/Construction	122,640	129,431	524,289	566,988
Consumer	39,438	35,771	157,884	175,979
	$307,294	$307,809	$1,265,497	$1,394,771

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Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	December 31,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$147,827	$200,188
Certificates of deposit	50,000	—
Accounts receivable	179,384	177,389
Inventories	269,291	269,791
Prepaid and other current assets	79,734	62,633
Total current assets	726,236	710,001
Property, plant and equipment, net	437,201	450,020
Deferred income taxes	4,663	5,967
Other long-term assets	94,851	104,242
Total assets	$1,262,951	$1,270,230

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt	$97,412	$31,222
Accounts payable	148,255	123,154
Other current liabilities	120,437	115,721
Total current liabilities	366,104	270,097
Long-term debt	408,760	475,443
Deferred income taxes	13,183	14,509
Other long-term liabilities	80,161	88,324
Total liabilities	868,208	848,373
Redeemable noncontrolling interest	104,809	77,174
Total equity	289,934	344,683
Total liabilities and equity	$1,262,951	$1,270,230

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Titan International, Inc.
Supplemental Consolidated Statements of Operations Information
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation between adjusted net income, a non-GAAP financial measure, and net loss applicable to common shareholders, the most directly comparable financial measure calculated and reported in accordance with GAAP.

We present adjusted net income as we believe that it assists investors with analyzing our business results, as well as with predicting future performance. In addition, management reviews adjusted net income in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of this non‑GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider this measure in isolation or as a substitute for our results reported under GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, adjusted net income may be calculated differently than non-GAAP financial measures reported by other companies, limiting its usefulness as a comparative measure. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2016 and 2015.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss applicable to common shareholders	$(14,065)	$(57,427)	$(43,543)	$(93,301)
Remove redemption value adjustment	1,081	6,267	9,556	17,668

Adjustments:
Tax valuation allowance	—	30,549	—	71,106
Inventory valuation adjustments	—	—	—	—
Italy restructuring	—	—	—	499
Subsidiary currency correction	—	—	—	(3,058)

Adjusted Net Income	$(12,984)	$(20,611)	$(33,987)	$(7,086)

Adjusted earnings per common share:
Basic	$(0.24)	$(0.38)	$(0.63)	$(0.13)
Diluted	(0.24)	(0.38)	(0.63)	(0.13)

Average common shares outstanding:
Basic	53,978	53,729	53,916	53,696
Diluted	53,978	53,729	53,916	53,696

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